Wyrick Robbins Yates & Ponton LLP ATTORNEYS AT LAW 4101 Lake Boone Trail, Suite 300, Raleigh, NC 27607 PO Drawer 17803, Raleigh, NC 27619 P: 919.781.4000 F: 919.781.4865 www.wyrick.com

April 5, 2021

Board of Directors
9 Meters Biopharma, Inc.
8480 Honeycutt Road, Suite 120
Raleigh, NC 27615

Ladies and Gentlemen:

We have acted as counsel to 9 Meters Biopharma, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of 34,500,000 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), pursuant to the registration statement on Form S-3 (File No. 333-249268), as filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), as declared effective by the Commission on October 9, 2020 (the registration statement, as it may be amended from time to time, is herein referred to as the “Registration Statement”), together with the exhibits to the Registration Statement and the documents incorporated by reference therein and the related base prospectus (the “Base Prospectus”) which forms a part of and is included in the Registration Statement and the related prospectus supplement in the form filed on March 31, 2021 with the Commission pursuant to Rule 424(b) under the Securities Act (together with the Base Prospectus, the “Prospectus”).

The Shares are to be sold pursuant to an Underwriting Agreement dated March 30, 2021 (the “Underwriting Agreement”), by and among Citigroup Global Markets Inc., William Blair & Company, L.L.C. and Truist Securities, Inc., as representatives of the several underwriters named therein, which has been filed as an exhibit to the Company’s Current Report on Form 8-K filed on April 5, 2021.

In connection with this opinion, we have examined and relied upon the Registration Statement and the Prospectus, the Company’s Certificate of Incorporation and Bylaws in effect as of the date hereof, the Underwriting Agreement, and such instruments, documents, certificates and records that we have deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; and (iv) the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Board of Directors
April 5, 2021

Based upon the foregoing, we are of the opinion that the Shares, when issued and sold in accordance with the Underwriting Agreement, the Registration Statement and the Prospectus, will be legally issued, fully paid and non-assessable.

This opinion is limited to the Delaware General Corporation Law, including the statutory provisions of the Delaware General Corporate Law and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

We hereby consent to the use of our name wherever it appears in the Registration Statement and the Prospectus, and in any amendment or supplement thereto, the filing of this opinion as an exhibit to a current report on Form 8-K of the Company and the incorporation by reference of this opinion in the Registration Statement.

In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Sincerely,

/s/ Wyrick Robbins Yates & Ponton LLP